EXHIBIT 10.1

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (the “Agreement”) is entered into and effective as of April 16, 2012 (the “Effective Date”) by and between SpectrumDNA, Inc., a Delaware corporation (“SpectrumDNA”), and James Banister, an individual (“Banister”).

Recitals

WHEREAS, Banister is the record and beneficial owner of (i) Thirty Million Six Hundred Fifteen Thousand (30,615,000) shares of the common stock, par value $0.001 per share (the “Common Stock”), of SpectrumDNA, and (ii) warrants to acquire One Hundred Forty-Eight Thousand Five Hundred Eighty-Six (148,586) shares of Common Stock (collectively referred to as “Banister’s Equity Securities”); and

WHEREAS, SpectrumDNA and Banister have agreed to the redemption of Banister’s Equity Securities in consideration for the transfer to Banister of certain intellectual property owned by SpectrumDNA and SpectrumDNA Studios, Inc. pursuant to the terms of a certain Assignment of Property Agreement to be entered into among SpectrumDNA, SpectrumDNA Studios, Inc. and Banister (the “Assignment Agreement”) and in accordance with the terms and conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1.  Redemption of Stock.  Subject to the terms and conditions of this Agreement and the Assignment Agreement, SpectrumDNA shall redeem Banister’s Equity Securities from Banister, free of any liens, security interests or adverse claims of any party.

2.  Consideration and Payment Terms. In consideration for the redemption and cancellation of Banister’s Equity Securities, SpectrumDNA will, (i) together with SpectrumDNA Studios, Inc. and Banister, enter into the Assignment Agreement; and (iii) pay to Banister the sum of seven thousand five hundred dollars ($7,500).  The certificates reflecting Banister’s Equity Securities will be surrendered and delivered by Banister upon the Final Closing Date (as such term is defined in that certain Escrow Agreement dated as of February 29, 2012 among the parties hereto, SpectrumDNA Studios, Inc., Parrish Ketchmark and the Escrow Agent as defined therein (the “Escrow Agreement”)), along with duly executed stock powers with Medallion Guarantee, in exchange for the consideration set forth herein.

3.  Ownership Pending Release; Irrevocable Proxy.

3.1  Pending the Final Closing Date, Banister shall be prohibited from selling, encumbering, assigning or transferring Banister’s Equity Securities, but shall continue to have ownership rights in Banister’s Equity Securities and shall be entitled to vote all of the shares of Common Stock owned of record and beneficially by Banister on all issues concerning SpectrumDNA on which shareholders are entitled to vote, subject to Section 3.2 below.

3.2  Banister agrees that he shall vote or cause to be voted (including by written consent) all shares of Common Stock owned of record and beneficially by Banister in favor of the transaction contemplated by the Assignment Agreement.  In connection therewith, Banister hereby appoints Parrish Ketchmark, with full power of substitution, as lawful agent, attorney and proxy, to vote, including by written consent, the shares of Common Stock owned of record and beneficially by Banister in accordance with the preceding sentence.  This proxy is irrevocable and coupled with an interest.

4.  Representations and Warranties of SpectrumDNA.  SpectrumDNA represents and warrants that (a) all corporate action on the part of SpectrumDNA necessary for the authorization, execution, delivery and performance of this Agreement and the transactions contemplated hereby has been taken, (b) no broker, finder or intermediary has been employed by SpectrumDNA in connection with this Agreement, and (c) this Agreement constitutes a valid and legally binding obligation of SpectrumDNA.

5.  Representations and Warranties of Banister.  Banister represents and warrants to SpectrumDNA as follows:

5.1  Banister has full power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Banister and (assuming the due authorization, execution and delivery by SpectrumDNA hereto) this Agreement constitutes legal, valid and binding obligations of Banister, enforceable against Banister in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2  Banister is the sole record and beneficial owner of Banister’s Equity Securities, has not transferred or attempted to transfer any interest in Banister’s Equity Securities to any person or entity, and has full power and authority to transfer and deliver Banister’s Equity Securities, and owns Banister’s Equity Securities, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims.

5.3  Banister acknowledges that he has had the opportunity to ask questions of, and receive answers from SpectrumDNA, or any person acting on its behalf, concerning SpectrumDNA and its business and prospects and to obtain any additional information, to the extent possessed by SpectrumDNA (or to the extent it could have been acquired by SpectrumDNA without unreasonable effort or expense) necessary to verify the accuracy of the information received by Banister.  Banister acknowledges that he is voluntarily selling Banister’s Equity Securities to SpectrumDNA and that the consideration therefor as reflected herein is fair.  Banister further represents that in negotiating for and in arriving at the amount of consideration to be paid for Banister’s Equity Securities, Banister has recognized the possibility that at any time after the date hereof, the business and financial position of SpectrumDNA may substantially improve, which would be to the added or further benefit of SpectrumDNA and its stockholders and that in such event, Banister understands that it has no claim for any increased value with respect to Banister’s Equity Securities.

6.  Miscellaneous.

6.1 Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

6.2  Any notice or communication under this Agreement must be in writing and sent (i) by mail, postage prepaid and registered or certified with return receipt requested, (ii) by overnight courier, (iii) by facsimile or email, or (iv) by delivering the same in person.  Notices shall be sent to the last known addresses of the parties or to such other address or addresses as any party may designate by notice as provided above.

6.3  Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

6.4  This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

6.5  This Agreement shall be governed and construed under the laws of the State of Delaware.

6.6  If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement or the remainder of the provision held void or unenforceable in part shall continue in full force and effect.

6.7  No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver or a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

6.8  Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.  Banister understands and agrees that Kaye Cooper Fiore Kay & Rosenberg, LLP, the draftsperson of this Agreement, has prepared this Agreement on behalf of the Company and is not representing Banister in an individual capacity in the negotiation and consummation of the transactions hereunder. The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

6.9  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement. The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

6.10  In the event the Final Closing Date has not occurred on or before such date which is no later than seven (7) days following the Initial Closing Date (as such term is defined in the Escrow Agreement), this Agreement and the rights and obligations hereunder shall terminate and be of no further force and effect.  In the event of termination, neither party shall be liable to the other for damages of any sort resulting solely from the termination of this Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SPECTRUMDNA, INC.

By:	/s/Rebecca Hershinger
Rebecca Hershinger
Chief Financial Officer

/s/ James Banister
JAMES BANISTER